Glori Energy Completes Private Placements Totaling $15.8 Million

HOUSTON - May 2, 2014 — Glori Energy Inc. (Nasdaq: GLRI) (“Glori”), an energy technology company, today announced that Infinity Group, Hicks Equity Partners LLC and other investors have exercised their option to purchase an additional 909,982 shares of Glori’s common stock at $8 per share, or approximately $7.3 million. Combined with the $8.5 million these parties invested upon the closing of Glori’s merger with Infinity Cross Border Acquisition Corporation on April 14, 2014, Glori has raised a total of $15.8 million through these private placements.

Stuart Page, CEO of Glori Energy, said: “These additional funds show strong investor confidence in Glori. With this capital, we will continue to execute on Glori’s strategy of acquiring oil producing properties to deploy and demonstrate the AERO System.”

This final phase of the private placement brings Glori’s total outstanding common shares to approximately 30.5 million shares.

ABOUT GLORI ENERGY INC.

Based in Houston, Texas, Glori Energy is a technology focused energy company that applies its proprietary AEROTM System to oil fields in order to increase the amount of oil that can be economically recovered. Two-thirds of all oil discovered in a typical reservoir is unrecoverable using conventional production technology. Glori's microbial technology stimulates a reservoir’s native microorganisms to improve the recoverability of this trapped oil. Glori provides its AERO System as a service to third party E&P companies, and also uses its technology to increase oil production in fields that it acquires and redevelops in the United States. For more information visit: www.GloriEnergy.com.

ABOUT INFINITY GROUP

Infinity Group is a cross-border platform and private equity fund known for its strong roots in China. Infinity Group currently manages $800 million. It has 100 portfolio companies and 17 RMB joint venture funds throughout China, making Infinity the owner of more RMB funds than any other foreign PE fund in China. Infinity to date has made 100 deals and 30 successful exits. Sectors of focus include: medical, agricultural, water, energy and high end manufacturing. Infinity is led by managing partners Mr. Amir Gal-Or and Mr. Avishai Silvershatz. For more information, please visit www.infinity-equity.com.

ABOUT HICKS EQUITY PARTNERS LLC

Hicks Equity Partners ("HEP") is the private equity arm for Hicks Holdings LLC, a holding company for the Thomas O. Hicks family's assets. With 35 years of private equity experience, Mr. Hicks pioneered the "buy and build" strategy of investing and founded Hicks Muse Tate & Furst, which raised more than $12 billion of private equity across six funds and completed over $50 billion of leveraged acquisitions. HEP looks for established companies with proven track records, strong free cash flow characteristics, a strong competitive industry position and an experienced management team looking to partner with long-term capital.

FORWARD LOOKING STATEMENTS

Any statements contained herein which are not statements of historical fact may be deemed to be forward-looking statements, including, without limitation, statements identified by or containing words like “believes,” “expects,” “anticipates,” “intends,” “estimates,” “projects,” “potential,” “target,” “goal,” “plans,” “objective,” “should”, or similar expressions. All statements by us regarding our possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives and similar matters are forward-looking statements. Glori gives no assurances that the assumptions upon which such forward-looking statements are based will prove correct.  Forward-looking statements are not guarantees of future performance and involve risks, uncertainties and assumptions (many of which are beyond our control), and are based on information currently available to us. Actual results may differ materially from those expressed herein due to many factors, including, without limitation: the risk that any projections, including earnings, revenues, expenses, margins, or any other financial expectations are not realized; competition and competitive factors in the markets in which Glori operates; the expected cost of recovering oil using the AERO System, demand for Glori’s AERO System and expectations regarding future projects; adaptability of the AERO System and development of additional capabilities that will expand the types of oil fields to which Glori can apply its technology; plans to acquire and develop additional oil fields and  the availability of debt and equity financing to fund any such acquisitions; the percentage of the world’s reservoirs that are suitable for the AERO System; the advantages of the AERO System compared to other enhanced oil recovery methods; and Glori’s ability to develop and maintain positive relationships with its customers and prospective customers. Although Glori believes that the expectations reflected in such forward looking statements are reasonable, it can give no assurances that such expectations will prove to be correct. These risks are more fully discussed in Glori’s filings with the Securities and Exchange Commission. Glori undertakes no obligation to update any forward-looking statements contained herein to reflect events or circumstances, which arise after the date of this document except as required by law.

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Contact

Meredith Frazier

BIGfish Communications

(202) 609-7622

Glori@BIGfishMarket.com